Exhibit 99.1

Preliminary Results for the Quarter Ended March 31, 2017

Management estimates a range of net income per diluted share and normalized funds from operations (“FFO”) per diluted share for the quarter ended March 31, 2017 to be $0.20 - $0.22 and $0.32 - $0.34, respectively. These are estimates of the financial measures that we expect to report when we issue our financial statements for this period. Management prepared these estimates in good faith based upon the most recent information available to us from our internal reporting procedures as of the date of this prospectus supplement. We and our independent auditors have not completed our normal quarterly review as of and for the quarter ended March 31, 2017, and there can be no assurance that our final results for this period will not differ from the estimates given above and below.

Our consolidated financial statements and related notes as of and for the quarter ended March 31, 2017 are not expected to be filed with the SEC until after this offering is completed. Our actual results may differ materially from the first quarter estimates set forth herein. Accordingly, you should not place undue reliance on these preliminary estimates. These estimates should not be viewed as a substitute for full interim financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). In addition, these preliminary estimates for the quarter ended March 31, 2017, are not necessarily indicative of the results to be achieved in any future period.

Reconciliation of Non-GAAP Financial Measures

The following table presents a reconciliation of net income attributable to our common stockholders to FFO and normalized FFO, on a per share basis, for the quarter ended March 31, 2017:

	Three Months Ended March 31, 2017
	(Unaudited)
Per diluted share data:
Net income, less participating securities’ share in earnings	$0.20	to	$0.22
Depreciation and amortization	0.09	to	0.09
Gain on sale of real estate	(0.02)	to	(0.02)

Funds from operations(1)	$0.27	to	$0.29
Write-off of straight-line rent and net acquisition costs	0.01	to	0.01
Unutilized financing fees/debt refinancing costs	0.04	to	0.04

Normalized funds from operations(1)	$0.32	to	$0.34

(1)	Investors and analysts following the real estate industry utilize funds from operations, or FFO, as a supplemental performance measure. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assumes that the value of real estate diminishes predictably over time. We compute FFO in accordance with the definition provided by the National Association of Real Estate Investment Trusts, or NAREIT, which represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairment charges on real estate assets, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

In addition to presenting FFO in accordance with the NAREIT definition, we also disclose normalized FFO, which adjusts FFO for items that relate to unanticipated or non-core events or activities or accounting changes that, if not noted, would make comparison to prior period results and market expectations potentially less meaningful to investors and analysts.

We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and the use of normalized FFO makes comparisons of our operating results with prior periods and other companies more meaningful. While FFO and normalized FFO are relevant and widely used supplemental measures of operating and financial performance of REITs, they should not be viewed as a substitute measure of our operating performance since the measures do not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which can be significant economic costs that could materially impact our results of operations. FFO and normalized FFO should not be considered an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.